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                                                                     EXHIBIT 5.1

                                November 23, 2004



Gartner, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, Connecticut 06902-7747

    Re:  Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on or about November 24, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Class A Common Stock issued pursuant to a Restricted Stock Agreement to Eugene A. Hall ("the Agreement").

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the shares pursuant to the Agreement.

     It is our opinion that, when issued and sold in the manner described in the Agreement the shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                     Very truly yours,



                                     WILSON SONSINI GOODRICH & ROSATI,
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati P.C.